UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                         ROCHESTER MEDICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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5)   Total fee paid:

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     [_]  Fee paid previously with preliminary materials:
     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          1)   Amount previously paid:

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

                          ROCHESTER MEDICAL CORPORATION
                           ONE ROCHESTER MEDICAL DRIVE
                          STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600


                               ------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 24, 2002
                               ------------------

     The Annual Meeting of Shareholders of Rochester Medical Corporation (the "Company") will be held January 24, 2002, at 3:30 o'clock p.m. (Central Standard
Time) in the Duluth Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403 to consider and take action upon the following matters:

     1. To elect seven directors to serve until the next Annual Meeting of Shareholders.

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 30, 2002.

     3. To act upon any other business that may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on November 28, 2001, as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournment thereof.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Anthony J. Conway


                                        Anthony J. Conway
                                        PRESIDENT AND SECRETARY

Dated: December 12, 2001



YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                          ROCHESTER MEDICAL CORPORATION
                           ONE ROCHESTER MEDICAL DRIVE
                          STEWARTVILLE, MINNESOTA 55976
                            TELEPHONE (507) 533-9600





                               ------------------
                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 24, 2002
                               ------------------





                     SOLICITATION AND REVOCABILITY OF PROXY


     This Proxy Statement is furnished to the shareholders of Rochester Medical Corporation (the "Company"), in connection with the solicitation by the Company's Board of Directors of the enclosed proxy for use at the 2002 Annual Meeting of Shareholders of the Company to be held on Thursday, January 24, 2002, at 3:30 o'clock p.m. (Central Standard Time) in the Duluth Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, or at any adjournment(s) thereof (the "2001 Annual Meeting") for the purposes set forth in the Notice of Annual Meeting of Shareholders. The persons named as proxies in the enclosed form of proxy will vote the Common Stock according to the instructions given therein or, if no instruction is given, then in favor of all nominations and Proposal 2. A person giving a proxy may revoke it before it is exercised by delivering to the Secretary of the Company a written notice terminating the proxy's authority or by duly executing a proxy bearing a later date. A shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so.

     The Company will pay expenses for solicitation of proxies. Proxies are being solicited primarily by mail, but, in addition, directors, officers and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies personally, by telephone or by special letter.

     So far as the management of the Company is aware, only matters described in this Proxy Statement will be acted upon at the meeting. If another matter requiring a vote of shareholders properly comes before the meeting, the persons named as proxies in the enclosed proxy form will vote on such matter according to their judgment.

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 30, 2001, is being furnished to each shareholder with this Proxy Statement.

     The principal executive offices of the Company are located at One Rochester Medical Drive, Stewartville, Minnesota 55976. The approximate mailing date of this Proxy Statement and the accompanying form of proxy is December 12, 2001.

                      RECORD DATE AND VOTING OF SECURITIES

     The Common Stock of the Company, without par value, is the only authorized voting security of the Company. Only holders of the Company's Common Stock whose names appear of record on the Company's books on November 28, 2001, are entitled to receive notice of, and to vote at, the 2002 Annual Meeting. At the close of business on November 28, 2001, a total of 5,328,500 shares of Common Stock were outstanding, each entitled to one vote. Holders of Common Stock do not have cumulative voting rights.


                        PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES
     The Company's By-Laws provide that the shareholders or the Board of Directors may set the number of directors to constitute the Company's Board of Directors. The Board of Directors has determined to set the number of directors at seven. Each director is elected at the Annual Meeting of Shareholders to hold office until the Annual Meeting of Shareholders next held after his or her election.

     It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees named in the table below except as specifically directed otherwise. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not now known to the Company, the proxies named in the enclosed form of proxy may vote for a substitute nominee in their discretion. Information regarding these nominees is set forth in the table below.


                                    DIRECTOR
NAME                        AGE      SINCE                          POSITION
------------------------   -----   ---------   --------------------------------------------------
   Anthony J. Conway        57       1988      Chairman of the Board, Chief Executive
                                               Officer, President, and Secretary

   Philip J. Conway         45       1988      Director, Vice President, Production Technologies

   Richard D. Fryar         54       1988      Director, Vice President, Research
                                               and Development

   Darnell L. Boehm         53       1995      Director

   Peter R. Conway          47       1988      Director

   Roger W. Schnobrich      71       1995      Director

   Benson Smith             54       2001      Director


     ANTHONY J. CONWAY, a founder of the Company, has served as Chairman of the Board, Chief Executive Officer, President, and Secretary of the Company since May 1988, and was its Treasurer until September 1997. In addition to his duties as Chief Executive Officer, Mr. Anthony Conway actively contributes to the Company's research and development and design activities. From 1979 to March 1988, he was President, Secretary and Treasurer of Arcon Corporation ("Arcon"), a company that he co-founded in 1979 to develop, manufacture and sell latex-based male external catheters and related medical devices. Prior to founding Arcon, Mr. Anthony Conway worked for twelve years for International Business Machines Corporation ("IBM") in various research and development capacities. Mr. Anthony Conway is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     PHILIP J. CONWAY, a founder of the Company, has served as Vice President of Production Technologies of the Company since August 1999 and as a Director of the Company since May 1988. From 1988 to July 1999, Mr. Philip Conway served as Vice President of Operations of the Company. Mr. Philip Conway is responsible for plant design as well as new product and production processes, research, design and development activities. From 1979 to March 1988, Mr. Philip Conway served as Plant and Production Manager of Arcon, a company that he co-founded. Prior to joining Arcon, Mr. Philip Conway was employed in a production supervisory capacity by AFC Corp., a manufacturer and fabricator of fiberglass, plastics and other composite materials. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     RICHARD D. FRYAR, a founder of the Company, has served as a Director and as Vice President of Research and Development of the Company since May 1988. Mr. Fryar is responsible for overseeing the Company's research and development and regulatory affairs activities. From 1984 to March 1988, Mr. Fryar was employed by Arcon, a company that he co-founded, in research and development capacities. From 1969 to 1984, he was employed by IBM in various research and development capacities. He is one of the named inventors on numerous patent applications that have been assigned to the Company, of which to date 17 have resulted in issued United States patents.

     DARNELL L. BOEHM has served as a Director of the Company since October 1995. Since 1986, Mr. Boehm has served as a Director and the Chief Financial Officer and Secretary of Aetrium, Inc., a manufacturer of electromechanical equipment for handling and testing semiconductor devices. Since August 1999, Mr. Boehm has served as a Director of ALPNET, Inc., a supplier of multilingual information services including language translation, product localization and other services. From October 1988 to March 1993, Mr. Boehm served as the Acting President of Genesis Labs, Inc., a manufacturer of medical diagnostic products. He is also the principal of Darnell L. Boehm & Associates, a management consulting firm.

     PETER R. CONWAY has served as a Director of the Company since May 1988. He is a Director and the Chief Executive Officer of Halcon Corporation, a manufacturer of quality custom office furniture of which he was a co-founder in 1978. From 1979 to 1985 Mr. Peter Conway served as a director of Arcon.

     ROGER W. SCHNOBRICH has served as a director of the Company since October 1995. Mr. Schnobrich has been a partner with the law firm of Hinshaw & Culbertson since 1997. Prior to joining Hinshaw & Culbertson, Mr. Schnobrich was a partner in the law firm of Popham, Haik, Schnobrich and Kaufman Ltd. for more than five years. Mr. Schnobrich serves as a director of Developed Technology Resource Inc., a company that invests in business, technology and infrastructure in the former Soviet Union.

     BENSON SMITH has served as a director of the Company since May 2001. Mr. Smith has been a lecturer for the Gallup organization since April 2000. Prior to joining the Gallup organization, Mr. Smith worked for several years with C.R. Bard, a company specializing in medical devices, serving most recently as President and Chief Operating Officer. In 1991, Mr. Smith was elected to the position of Group Vice President, responsible for C.R. Bard's urological product group. He was promoted to the position of Executive Vice President in 1993 and became a member of C.R. Bard's Board of Directors in 1994. Shortly thereafter, Mr. Smith was promoted to the position of President and Chief Operating Officer. Mr. Smith is also a director for Zoll Medical.

     Messrs. Anthony J. Conway, Philip J. Conway and Peter R. Conway are brothers.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES NAMED ABOVE AS DIRECTORS OF THE COMPANY FOR THE ENSUING YEAR.

BOARD MEETINGS
     During the fiscal year ended September 30, 2001, the Board of Directors met on 2 occasions and adopted resolutions by unanimous written consent on 14 additional occasions.


COMMITTEES
     The Board of Directors has established a Compensation Committee and an Audit Committee. The Audit Committee has oversight of the Company's financial statements, financial reporting process, systems of internal accounting and financial controls, internal audit function, the annual independent audit of the Company's financial statements and legal compliance. The Compensation Committee has power and authority to recommend compensation for the Company's executive officers. Messrs. Boehm, Schnobrich and Smith are members of the Audit Committee and Messrs. Boehm and Schnobrich are members of the Compensation Committee. The Audit Committee met 4 times and the Compensation Committee met 2 times during the fiscal year ended September 30, 2001.


ATTENDANCE AT BOARD AND COMMITTEE MEETINGS
     No director of the Company attended fewer than 75% of all board and committee meetings, except that Mr. Smith did not attend one Audit Committee meeting since his election as a director in May 2001.


COMPENSATION OF DIRECTORS
     No director who is also an employee of the Company receives any separate compensation for services as a director. Non-employee directors currently receive reimbursement of out-of-pocket expenses incurred with respect to their duties as board or committee members.

     Non-employee directors can also each receive stock options under the Company's 2001 Stock Incentive Plan (the "2001 Plan"). Each Grant has the following terms: (1) the exercise price is equal to the fair market value (as defined in the 2001 Plan) of the Common Stock on the date of grant; (2) the exercise price is payable upon exercise in cash or in Common Stock held at least six months, (3) the term of the option is 10 years, (4) the option is immediately exercisable and (5) the option expires if not exercised within twelve months (i) after the optionee ceases to serve as a Director or (ii) following the optionee's death.

     Messrs. Darnell Boehm, Roger W. Schnobrich, Peter R. Conway and Benson Smith are the only non-employee Directors of the Company and therefore the only Directors eligible to receive the compensation described above. On February 8, 2001, Messrs. Boehm, Schnobrich and Peter Conway each received an option to purchase 1,000 shares of Common Stock. In addition, on January 22, 2001, Messrs. Boehm, Schnobrich and Peter Conway each received an option to purchase 10,000 shares of Common Stock, and on May 4, 2001, Mr. Smith received an option to purchase 20,000 shares of Common Stock upon his initial election to the Board of Directors.


EXECUTIVE OFFICERS
     In addition to its executive officers who are also directors of the Company, the Company employs the following executive officers:



NAME                      AGE                           POSITION
----------------------   -----   ------------------------------------------------------
   David A. Jonas         37     Chief Financial Officer and Treasurer
   Dara Lynn Horner       43     Vice President, Marketing
   Martyn R. Sholtis      42     Vice President, International and Private Label Sales


     DAVID A. JONAS has served as the Company's Treasurer since November 2000 and as its Chief Financial Officer since May 2001. From June 1, 1998 until May 2001, Mr. Jonas served as the Company's Controller. From August 1999 until October 2001, Mr. Jonas served as the Company's Director of Operations. Mr. Jonas has had principal responsibility for the Company's operational activities since August 1999, and since November 2000 has also had principal responsibility for the Company's financial activities. Prior to joining the Company, Mr. Jonas was employed in various financial, financial management and operational management positions with Polaris Industries, Inc. from January 1989 to June 1998. Mr. Jonas holds a BS degree in Accounting from the University of Minnesota and is a certified public accountant.

     DARA LYNN HORNER joined the Company in November 1998 and serves as the Company's Vice President of Marketing. From November 1998 until November 1999, Ms. Horner served as Marketing Director for the Company's FEMSOFT INSERT product line. Ms. Horner has principal responsibility for management of the Company's marketing activities. From 1990 until joining the Company in 1998, Ms. Horner was employed by Lake Region Manufacturing, Inc., a medical device manufacturer, most recently as Marketing Director.

     MARTYN R. SHOLTIS joined the Company in April 1992 and serves as the Company's Vice President of International and Private Label Sales. Mr. Sholtis' responsibilities include the development of the Company's relationships with the Company's private label and international customers. From 1985 to 1992 Mr. Sholtis was employed by Sherwood Medical, a company that manufactured and sold a variety of disposable medical products including urological catheters, most recently as Regional Sales Manager for the Nursing Care Division.

     The Company's executive officers are employed pursuant to annually renewing employment agreements which continue until terminated by either the Company or the employee. Under each respective agreement, employment continues unless terminated by the employee or by the Company. Each such agreement contains confidentiality and assignment of invention provisions benefiting the Company, and the employment agreements with Messrs. Conways and Fryar also contain non-competition provisions benefiting the Company.


CHANGE IN CONTROL AGREEMENTS
     The Compensation Committee of the Board authorized change in control agreements with Philip J. Conway, Vice President of Production Technologies, and Richard D. Fryar, Vice President of Research and Development, on December 1, 1998, and with Anthony J. Conway, President and Chief Executive Officer, Dara Lynn Horner, Vice President of FEMSOFT Marketing, David A. Jonas, Controller, and Martyn R. Sholtis, Vice President of Sales and Marketing, on November 21, 2000. The Compensation Committee and the Board believe that the arrangements are appropriate to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction if a change in control of the Company is proposed. The Compensation Committee and the Board believe that it is important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that management be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of management's own personal situation.

     The change in control agreements, which are substantially the same for each individual, provide that each employee agrees to continue employment with the Company following a Change in Control (as defined), unless such employment is terminated because of death, disability or by the employee for

Good Reason (as defined). If a Change in Control occurs and the individual remains employed by the Company for twelve months following such Change in Control, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation (salary plus cash bonuses) during the 12 month period. If an individual's employment is terminated within twelve months following a Change in Control by the Company without Cause (as defined) or by the individual for Good Reason, then the individual will be entitled to receive a payment equal to 2.5 times such individual's earned compensation during the one year period prior to the date of the Change in Control. In either case, payments to an individual are subject to excess payment limitations, such that the amounts payable under such individual's agreement shall be reduced until no portion of the total payments by the Company to such individual as a result of the change in control (including the value of accelerated vesting of stock options) will not be deductible solely as a result of Section 280G of the Internal Revenue Code of 1986, as amended.



                                   MANAGEMENT


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth, as of November 2, 2001, certain information with respect to the beneficial ownership of the Common Stock of the Company by
(i) each person who, to the knowledge of the Company, owned beneficially more than five percent of such stock, (ii) each director, (iii) each executive officer named in the "Summary Compensation Table" below and (iv) all directors and executive officers as a group. Unless otherwise noted, shares are subject to the sole voting and investment power of the indicated person.



NAME AND ADDRESS                                  AMOUNT AND NATURE
OF BENEFICIAL OWNER                          OF BENEFICIAL OWNERSHIP(1)     PERCENT OF CLASS
-----------------------------------------   ----------------------------   -----------------
  Anthony J. Conway(2)(3)(4)                            505,500              9.4%
  Philip J. Conway(2)(3)(5)                             276,100              5.2%
  Peter R. Conway(3)(6)                                 316,800              5.9%
  Richard D. Fryar(2)(7)                                203,000              3.8%
  Martyn R. Sholtis(8)                                   85,540              1.6%
  Darnell L. Boehm(9)                                    59,350              1.1%
  Roger W. Schnobrich(10)                                54,500              1.0%
  Dara Lynn Horner(11)                                   27,500                *
  Benson Smith(12)                                       26,000                *
  All Officers and Directors
    as a group (10 persons)(13)                       1,554,290            29.17%


------------------
*Less than 1%

 (1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes general voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of November 2, 2001 are deemed to be outstanding for the purpose of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) The address of each executive officer of the Company is One Rochester Medical Drive, Stewartville, Minnesota 55976.

 (3) Messrs. Anthony J. Conway, Peter R. Conway and Philip J. Conway are brothers.

 (4) Includes 47,250 shares issuable upon exercise of currently exercisable options at prices ranging from of $7.3125 to $17.25 per share.

 (5) Includes 28,500 shares issuable upon exercise of currently exercisable options at prices ranging from $7.3125 to $17.25 per share. Also includes 4,500 shares held in an IRA for the benefit of Mr. Philip J Conway, and 3,900 shares held in an IRA for the benefit of his wife, as to which he disclaims beneficial ownership.

 (6) Includes 43,000 shares issuable upon exercise of currently exercisable options at prices ranging from $4.33 to $20.00 per share. Mr. Peter R. Conway's address is Route 1, Box 1575, Chatfield, Minnesota 55923.

 (7) Includes 28,500 shares issuable upon exercise of currently exercisable options at prices ranging from $7.3125 to $17.25 per share.

 (8) Includes 75,000 shares issuable upon exercise of currently exercisable options at prices ranging from $5.1250 to $15.3750 per share. Also includes 2,050 shares held indirectly by Mr. Sholtis' mother and also includes 3,490 shares held indirectly for the benefit of his wife.

 (9) Includes 42,000 shares issuable upon exercise of currently exercisable options at prices ranging from $4.33 to $20.00 per share. Also includes 2,350 shares held for the benefit of a minor child. Mr. Boehm's address is 19330 Bardsley Place, Monument, Colorado 80132.

(10) Includes 42,000 shares issuable upon exercise of currently exercisable options at prices ranging from $4.33 to $20.00 per share. Also includes 12,000 shares held in an IRA for the benefit of Mr. Schnobrich. Mr. Schnobrich's address is 3100 Piper Jaffray Tower, Minneapolis, Minnesota 55402.

(11) Includes 27,500 shares issuable upon exercise of currently exercisable options at prices ranging from $5.1250 to $13.875 per share.

(12) Includes 26,000 shares issuable upon exercise of currently exercisable options at prices ranging from $4.33 to $5.50 per share.

(13) Includes the total of 382,250 options exercisable at the times and for the prices described in footnotes (4) through (12) inclusive.

                EXECUTIVE COMPENSATION AND RELATED INFORMATION

     Executive compensation is determined by the Board of Directors based on the recommendations of the Compensation Committee, which is composed entirely of independent, outside directors. The following information sets forth the compensation paid by the Company for services rendered during the three (3) fiscal years ended September 30, 2001 for the Company's Chief Executive Officer and for each of the other four (4) most highly compensated executive officers.


                           SUMMARY COMPENSATION TABLE


                                                                    ANNUAL COMPENSATION
                                                            -----------------------------------
                                                             OTHER ANNUAL        SECURITIES
                                    FISCAL                   COMPENSATION        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR        SALARY        BONUS(1)       OPTIONS/SAR'S(#)     COMPENSATION
--------------------------------   --------   -----------   --------------   ------------------   -------------
Anthony J. Conway                   2001       $165,000       $  50,000            25,000                  --
 Chief Executive Officer            2000        157,327          40,000            30,000                  --
 and President                      1999        134,750          40,132            12,000                  --

Martyn R. Sholtis                   2001        118,000          36,000            20,000                  --
 Vice President, International      2000        114,572          22,876                --                  --
 and Private Label Sales            1999        112,147          23,906             3,000                  --

Philip J. Conway                    2001        115,000          29,000            22,000                  --
 Vice President,                    2000        113,721          23,000            10,000                  --
 Production Technologies            1999        108,837          24,488             8,000                  --

Richard D. Fryar                    2001        115,000          29,000            22,000                  --
 Vice President,                    2000        113,721          23,000            10,000                  --
 Research and Development           1999        108,837          24,488             8,000                  --

Dara Lynn Horner                    2001        112,000          28,000            20,000            $ 7,556(3)
 Vice President,                    2000        110,116          19,000            15,000             11,056(3)
 Marketing                          1999         82,385          49,625(2)         25,000              9,892(3)


------------------
(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of the fiscal year.

(2) Includes annual and signing bonus.

(3) Includes amounts reimbursed by the Company for expenses, as provided in Ms. Horner's employment agreement.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     Stock options granted to the Company's executive officers during the fiscal year ended September 30, 2001, are shown in the following table of Option Grants.


                                  OPTION GRANTS

                                                                                                    POTENTIAL
                                                                                                    REALIZABLE
                                                                                                     VALUE AT
                                   INDIVIDUAL GRANTEE                                             ASSUMED ANNUAL
-----------------------------------------------------------------------------------------         RATES OF STOCK
                                            PERCENT OF TOTAL                                    PRICE APPRECIATION
                               OPTIONS     OPTIONS GRANTED TO     EXERCISE                       FOR OPTION TERM(1)
                               GRANTED         EMPLOYEES           PRICE       EXPIRATION   ------------------------
NAME                             (#)         IN FISCAL YEAR      ($/SH)(2)      DATE(3)         5%           10%
---------------------------   ---------   -------------------   -----------   -----------   ----------   -----------
Anthony J. Conway             15,000(3)            4.1%           $  4.72       3/12/11      $44,516      $112,813
 Chief Executive Officer      10,000(3)            2.8%              4.69        4/6/11       29,483        74,715
 and President

Martyn R. Sholtis             10,000(3)            2.8%              5.13      11/21/10       32,231        81,679
 Vice President,              10,000(3)            2.8%              4.69        4/6/11       29,483        74,715
 International and Private
 Label Sales

Philip J. Conway              12,000(3)            3.3%              5.25       2/20/11       39,620       100,406
 Vice President,              10,000(3)            2.8%              4.69        4/6/11       29,483        74,715
 Production Technologies

Richard D. Fryar              12,000(3)            3.3%              5.25       2/20/11       39,620       100,406
 Vice President,              10,000(3)            2.8%              4.69        4/6/11       29,483        74,715
 Research and Development

Dara Lynn Horner              10,000(3)            2.8%              5.13      11/21/10       32,231        81,679
 Vice President,              10,000(3)            2.8%              4.69        4/6/11       29,483        74,715
 Marketing


------------------

(1) Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten year option term. These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation. There is no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels, or at any other defined level.

(2) The exercise price of each option is equal to the market value of the Common Stock on the date of grant. The exercise price is payable in cash, or, at the discretion of the Stock Option Committee, in Common Stock of the Company already owned by the optionee or by promissory note acceptable to the Company.

(3) The option vests and becomes exercisable for the option shares in four equal, successive annual installments. The option is subject to earlier termination in the event of optionee's cessation of service with the Company.

                      OPTIONS EXERCISED DURING FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES
                     (Fiscal year ended September 30, 2001)

     The value of unexercised stock options held by the Company's executive officers at fiscal year end is set forth in the following table. No stock options were exercised by any of the Company's executive officers during the past fiscal year.


                                                                                                         VALUE OF
                                                                       NUMBER OF                       UNEXERCISED
                                                                      UNEXERCISED                      IN-THE-MONEY
                                                                      OPTIONS AT                        OPTIONS AT
                                    SHARES        VALUE            SEPTEMBER 30, 2001               SEPTEMBER 30, 2001(1)
                                   ACQUIRED      REALIZED   -------------------------------   ------------------------------
NAME AND PRINCIPAL POSITION      ON EXERCISE       $(2)      EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------------   -------------   ---------   -------------   ---------------   -------------   --------------

Anthony J. Conway                    0              0          39,750           57,250              $0              $0
 Chief Executive Officer
 and President

Martyn R. Sholtis                    0              0          72,500           23,500               0               0
 Vice President,
 International and Private
 Label Sales

Philip J. Conway                     0              0          26,000           36,000               0               0
 Vice President,
 Production Technologies

Richard D. Fryar                     0              0          26,000           36,000               0               0
 Vice President,
 Research and Development

Dara Lynn Horner                     0              0          18,750           41,250               0               0
 Vice President,
 Marketing



------------------

(1) An in-the-money option is an option which has an exercise price for the Common Stock which is lower than the fair market value of the Common Stock on a specified date. The fair market value of the Company's Common Stock at September 30, 2001 was $4.64 per share.

(2) Value realized is based on the fair market value of the Company's Common Stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") was established in 1995 and is composed entirely of independent, outside members of the Company's Board of Directors. The Committee reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

     Rochester Medical's executive compensation program is designed to accomplish several goals, including:

     o    To attract, retain, and motivate employees of outstanding ability.

     o To link changes in employee compensation to individual and corporate performance.

     o To align the interests of management with the interests of the Company's shareholders.


KEY PROVISIONS OF THE EXECUTIVE COMPENSATION PROGRAM
     The Company's executive compensation program consists of three components: base salary, annual incentive bonus, and long-term incentives in the form of stock options. The program includes a strong link between pay and performance by emphasizing variable components of the program through annual incentive bonus and stock options. The annual incentive bonus is an integral part of the program, providing a means for total executive compensation to adjust from the low to middle range of compensation for comparable-sized manufacturing companies as appropriate based on the individual's and the Company's performance. In the past, the Company has typically paid a portion of the available annual incentive bonus to each executive, which has generally resulted in total executive compensation falling within the midrange of compensation at comparable companies.


BASE SALARY
     The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for similar-size publicly held manufacturing companies performed by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive. Executive officer base salaries generally are set to correspond to the midrange of base salaries at comparable companies.


ANNUAL INCENTIVE BONUS
     Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their salaries under the Company's bonus plan. At the beginning of each fiscal year, the Company establishes bonus payout targets that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the competitive ranges for comparable positions at similar-size publicly held manufacturing companies. The total potential bonus for each executive is based upon performance objectives as appropriate for that executive's area of responsibility. These objectives include financial performance of the Company and individual performance objectives. The results from the respective areas of responsibility for each executive are evaluated against financial and individual performance objectives, to determine a payout level as a percentage of the annual incentive target. In recent years, incentive payouts have generally averaged 15-25% of the executives' base salary.


LONG-TERM INCENTIVE (STOCK OPTIONS)
     Generally, the Company awards stock options to executive officers on an annual basis. Each grant is designed to align the interests of executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, without regard to prior awards of stock option grants.


COMPENSATION OF CHIEF EXECUTIVE OFFICER
     Mr. Conway is a founder of the Company and has served as its Chief Executive Officer and Chairman of the Board since its incorporation in 1988. Mr. Conway's base salary and annual incentive bonus are set by the Committee using the same policies and criteria used for other executive officers. In setting Mr. Conway's salary for fiscal 2001, the Committee considered competitive information for similar sized manufacturing companies provided by an independent compensation consultant and the Company's financial performance. Mr. Conway is currently paid a base salary and bonus, which has been set by the Committee in the low to midrange of comparable competitive compensation data. As a result of the comparison of the Company's performance with its targeted performance in fiscal 2001, Mr. Conway received a bonus equal to 87% of target bonus level.


TAX LIMITATION
     As a result of federal tax legislation enacted in 1993, a publicly-held company such as the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company's executive officers for the 2002 fiscal year will exceed the $1 million limit per officer. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The Company believes the total compensation granted to its executives, including options, is less than the $1 million limit per officer and that, in any case, stock options granted to its executives qualify for the performance-based exception to the deduction limit. However, there can be no assurance that the options will so qualify. In addition, future amendments to the Company's Option Plan may be necessary to preserve such qualification in the future.

     The cash compensation paid to the Company's executive officers for the fiscal 2001 year did not exceed the $1 million dollar limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2002 fiscal year expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million dollar limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million dollar level.

                                 SUBMITTED BY THE COMPENSATION COMMITTEE
                                 OF THE BOARD OF DIRECTORS

                                 -- Roger W. Schnobrich
                                 -- Darnell L. Boehm

STOCK PERFORMANCE GRAPH
     The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Market Value Index and the Media General Financial Services Medical Instruments and Supplies Index ("MG Index") during the five fiscal years ended September 30, 2001. The comparison assumes $100 was invested on September 30, 1996 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                     COMPARISON OF 5-YEAR CUMULATIVE RETURN


                                    [GRAPH]


        ROCHESTER MEDICAL CORP.         MG INDEX        NASDAQ MARKET INDEX
1996           100                        100                   100
1997           100.75                     112.75                135.92
1998            61.65                     117.73                141.25
1999            57.89                     134.46                228.51
2000            36.84                     160.74                312.59
2001            27.92                     164.43                128.07


                     ASSUMES $100 INVESTED ON SEPT. 30, 1996
                           ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING SEPT. 30, 2001

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings; nor are such Report or Graph to be incorporated by reference into any future filings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION No member of the
     Compensation Committee is a former officer or employee of the Company or any of its subsidiaries.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors, consisting of three independent, non-employee directors, assists the Board of Directors in carrying out its oversight responsibilities for the Company's financial reporting process, audit process and internal controls. The Audit Committee met four times during the past fiscal year and performed its responsibilities under the Audit Committee Charter.

     The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2001 with management and with the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), which includes, among other things:

     o    methods used to account for significant unusual transactions;

     o the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

     o the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor's conclusions regarding the reasonableness of those estimates; and

     o disagreements with management over the application of accounting principles, the basis for management's accounting estimates, and the disclosures in the financial statements.

     The Audit Committee has received the written disclosures and the letter from our independent accountants, Ernst & Young LLP, required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, and the Audit Committee discussed with the independent auditors the audit firm's independence. The Audit Committee also considered whether non-audit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors' independence.

     Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001.


                                        SUBMITTED BY THE AUDIT COMMITTEE
                                        OF THE BOARD OF DIRECTORS

                                        --Darnell L. Boehm
                                        --Roger W. Schnobrich
                                        --Benson Smith

                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 2001, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were properly met, except that an initial statement of beneficial ownership or Form 3 was not timely filed by Benson Smith following his election to the Company's Board of Directors.


         PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending September 30, 2002. A proposal to ratify the appointment of Ernst & Young LLP will be presented at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions from shareholders. If the appointment of Ernst & Young LLP is not ratified by the shareholders, the Board of Directors is not obligated to appoint other auditors, but the Board of Directors will give consideration to such unfavorable vote.


AUDIT FEES
     Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for review of the Company's financial statements for the fiscal year ended September 30, 2001 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $42,000.


FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
     The Company did not engage Ernst & Young LLP to provide advice to the Company regarding financial information systems design and implementation during the last fiscal year.


ALL OTHER FEES
     Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other non-audit services, including tax-related services, provided during the last fiscal year totaled $11,580.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.


                 DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such stockholders at the Company's 2003 Annual Meeting must be received no later than September 26, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                             ADDITIONAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the fiscal year ended September 30, 2001 is furnished with this Proxy Statement. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2001 as filed with the Securities and Exchange Commission is available without charge upon written request to Rochester Medical Corporation, One Rochester Medical Drive, Stewartville, MN 55976, to the attention of David A. Jonas, Chief Financial Officer.

     Please mark, sign, date and return promptly the enclosed proxy provided. The signing of a proxy will not prevent you from attending the meeting in person.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Anthony. J Conway



                                        Anthony. J Conway
                                        PRESIDENT

Dated: December 12, 2001

                          ROCHESTER MEDICAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                           THURSDAY, JANUARY 24, 2002
                                 3:30 P.M. CST

                                   DULUTH ROOM
                       MINNEAPOLIS HILTON AND TOWERS HOTEL
                              1001 MARQUETTE AVENUE
                             MINNEAPOLIS, MN 55403



ROCHESTER MEDICAL CORPORATION
ONE ROCHESTER MEDICAL DRIVE
STEWARTVILLE, MN 55976                                                     PROXY
--------------------------------------------------------------------------------
      THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF THE COMPANY


     The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated December 12, 2001, hereby appoints Anthony J. Conway and Philip J. Conway as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all Common Shares of Rochester Medical Corporation held of record by the undersigned on November 28, 2001, at the meeting of shareholders to be held Thursday, January 24, 2002, in the Duluth Room, Minneapolis Hilton and Towers Hotel, 1001 Marquette Avenue, Minneapolis, Minnesota 55403, at 3:30 o'clock p.m. CST, and any adjournment(s) thereof, and, in their discretion, upon any other matters which may be brought before the meeting.


     If no choice is specified, the proxy will be voted "FOR" each item.











                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                             | PLEASE DETACH HERE |





1. Election of 01 Darnell L. Boehm  04 Philip J. Conway 07 Benson Smith [ ] Vote FOR all nominees [ ]  Vote WITHHELD
   Directors:  02 Anthony J. Conway 05 Richard D. Fryar                    (except as marked           from all nominees
               03 Peter R. Conway   06 Roger W. Schnobrich                  to the contrary)
                                                                             __________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     |__________________________________________|
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)


2.   Ratification of the Selection of Ernst & Young LLP as Independent Auditors.   [ ]    For   [ ]    Against   [ ]    Abstain

3.   In their discretion, the Proxies are authorized to vote upon other business of which the Board of Directors is presently unaware and which may properly come before the meeting, and for the election of any person as a member of the Board of
     Directors if a nominee named in the accompanying Proxy Statement is unable to serve or for good cause will not serve. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
GIVEN, THIS PROXY SHALL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND "FOR" ITEM 2 LISTED HEREIN, AND UPON ALL
OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box   [ ] Indicate changes below:

                                                                Date ______________________________________
                                                                 __________________________________________
                                                                |__________________________________________|
                                                                Signature(s) in Box

                                                                PLEASE SIGN exactly as name appears at left.
                                                                When shares are held by joint tenants, both
                                                                should sign. If signing as attorney, executor,
                                                                administrator or guardian, please give full
                                                                title as such. If a corporation, please sign
                                                                in full corporate name by president or other
                                                                authorized officer. If a partnership, please
                                                                sign in partnership name by an authorized person.
